EXHIBIT 16.1

August 14, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Piermont Valley Acquisition Corp. (f/k/a Capitalworks Emerging Markets Acquisition Corp.) under Item 4.01 of its Form 8-K dated August 14, 2025.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Piermont Valley Acquisition Corp. (f/k/a Capitalworks Emerging Markets Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP